   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           U.S. ENERGY SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   DELAWARE                                        52-1216347
        (State or Other Jurisdiction of                         (I.R.S. Employer
        Incorporation or Organization)                         Identification No.)

                       515 NORTH FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 820-9779
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                SEYMOUR J. BEDER
                SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER
                           U.S. ENERGY SYSTEMS, INC.
                       515 NORTH FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 820-9779
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                             ---------------------

                        COPIES OF ALL COMMUNICATIONS TO:
                                 BRUCE I. MARCH
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                         SUNTRUST INTERNATIONAL CENTER
                        ONE S.E. 3RD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number and the effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
        TITLE OF SECURITIES                TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED         PER SHARE(1)       OFFERING PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share..............................   716,430 shares          $3 9/32           $2,349,890.40            $713
=====================================================================================================================

     (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. On September 23, 1997, the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Stock Market was $3 9/32 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                           U.S. ENERGY SYSTEMS, INC.

                                 716,430 SHARES
                                  COMMON STOCK

     This Prospectus relates to an aggregate of 716,430 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of U.S. Energy Systems, Inc. (the "Company") which may be offered (the "Offering") for sale by persons (the "Selling Shareholders") who have acquired such shares in certain acquisitions of businesses or other transactions by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares. See "Selling Shareholders."

     The Shares may be sold or distributed from time to time by or for the account of the Selling Shareholders or their pledge through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Shareholders or by other persons acquiring the Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders and will bear certain expenses incident to the registration of the Shares. See "Selling Shareholders" and "Plan of Distribution."

     The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "USEY." On September 23, 1997, the last reported sales price for the Common Stock on the Nasdaq SmallCap Market was $3 9/32 per share.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1997.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN ITS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

Available Information.......................................    3

Incorporation of Certain Information by Reference...........    3

The Company.................................................    4

Risk Factors................................................    6

Use of Proceeds.............................................   12

Selling Shareholders........................................   13

Plan of Distribution........................................   13

Legal Matters...............................................   15

Experts.....................................................   15

                             AVAILABLE INFORMATION

     The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of prescribed fees. The Commission maintains a web site (http://www.sec.gov.) that contains reports, proxy statements and other information filed by the Company.

     The Company has filed with the Commission a Registration Statement on Form S-3, including amendments thereto (the "Registration Statement"), relating to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof, which may be obtained from the Commission in the manner set forth above. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1997; (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended April 30, 1997 and July 31, 1997; (iii) the Company's Current Reports on Form 8-K filed with the Commission on April 25, 1997, August 12, 1997 and August 22, 1997; and (iv) the Company's Registration Statement on Form 8-A filed with the Commission on November 26, 1996, and any amendment or report filed with the Commission for the purpose of updating such description, under the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     The Company will furnish, without charge, to each person to whom a Prospectus is delivered, upon written or oral request, a copy of the foregoing Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and Registration Statement on Form 8-A, including exhibits thereto (unless such exhibits are specifically incorporated by reference therein). Requests for such documents should be submitted in writing to U.S. Energy Systems, Inc., 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401, Attention: Corporate Secretary, or by telephone at (561) 820-9779, or by E-mail at www.usey.com.

                                  THE COMPANY

GENERAL

     U.S. Energy Systems, Inc. is engaged in the cogeneration and independent power plant ("IPP") industries as a project developer, owner and operator. Cogeneration is the process of producing two or more energy forms (typically electricity and heat) simultaneously from the same fuel source. A cogeneration facility is a power plant which produces electricity and, simultaneously, recovers waste heat to use in place of heat which would otherwise be made from conventional sources such as furnaces or boilers. An IPP is a power plant which is not owned and operated by a regulated public electric utility company. Frequently, IPPs are cogeneration facilities. Federal and state laws have been promulgated to promote competition in the sale of electric energy and to encourage cogeneration and independent power facilities.

     The Company's strategy is to seek projects requiring power production or cogeneration and to become an equity participant with the owners, developers or other involved parties in return for the Company's expertise in the structuring, design, management and operation of the projects. Often, at the time of the Company's initial involvement, such projects will have advanced beyond the conceptualization stage to a point where the engineering, management and project coordination skills the Company offers are required to proceed. Projects in which the Company is involved or may become involved include (a) acquiring and operating existing IPPs and cogeneration facilities in the United States, (b) developing, constructing and operating new IPPs and cogeneration facilities in the United States and in certain overseas markets, (c) designing and constructing cogeneration and IPPs for third party owners, and (d) developing, constructing and selling energy-efficient products using cogeneration technology such as non-electric air conditioning. In addition, the Company has recently entered the environmental business. See " -- Recent Developments."

     In December 1996, the Company acquired a 95% interest in Steamboat Envirosystems, L.L.C. ("Steamboat LLC"), which has purchased two geothermal power plants in Steamboat Hills, Nevada (the "Steamboat Facilities"). The Steamboat Facilities produce eight megawatts of electric power which is sold under two power purchase agreements to Sierra Pacific Power Company.

     Also in December 1996, the Company acquired an 81.5% interest in U.S.E. Geothermal, LLC ("USG"). USG has, in turn, made a loan of $300,000 to Reno Energy LLC ("Reno"), and has an option to purchase a 50% equity interest in Reno. Reno plans to construct and operate a district heating plant which will use geothermally-heated fresh water for the heating and cooling of an industrial park and other potential commercial customers in the City of Reno, Nevada (the "Reno Project").

     In November 1994 the Company acquired a 50% interest in a partnership which owns and operates a cogeneration plant which produces 2.5 megawatts of electricity and 25 million British Thermal Units for heating at Plymouth State College in Plymouth, New Hampshire. The Plymouth facility provides 100% of the electrical and heating requirements for the campus, which is part of the University of New Hampshire system, under a 20 year contract. The Company's partners in the Plymouth project are Central Hudson Cogeneration Incorporated, a subsidiary of Central Hudson Gas & Electric Corporation, and Equitable Resources, Inc.

     In January 1994, the Company purchased a 50% equity interest in a limited liability company which owns a cogeneration facility in Lehi, Utah (the "Lehi Facility"). The Company and its partners have sold one engine generator and have decided to sell additional operating machinery and to purchase replacement equipment, thereby increasing the plant's output capacity and efficiency. As there are no contracts in effect at this time for the sale of electrical power from this plant, receipt of revenues will also be dependent upon the Company entering into such contracts with customers.

     As a major element of its strategy, the Company intends to focus on projects such as shopping malls, healthcare centers, food processing centers, hotels and other facilities where large quantities of electricity, air conditioning and hot water are required on a continuous and simultaneous basis. The Company has signed a letter of intent with the owners of Bluebeard's Castle, a large resort and commercial complex in St. Thomas, United States Virgin Islands, to build and operate a 3 megawatt cogeneration plant and a 120,000 gallon per day water recovery system in the resort's property. Under the letter of intent the Company, the resort manager and the resort owners would own the cogeneration plant and water system and share revenues. The Company has received initial funding from the resort owners and the first of six engine generators was installed during September 1996. The Company has also entered into a joint development agreement with the Cowen Investment Group to develop, build and operate cogeneration plants at shopping malls. Toward this end, the joint venture has been in discussions with two of the major mall owners in the United States. Under the joint development agreement, savings from the cogeneration systems would be shared equally by the mall owners and the joint development company (in which the Company would have a 40% profit interest). Under the joint development agreement, the Company will perform all project development functions other than securing the financing.

     The Company completed a public offering on December 6, 1996 (the "Public Offering") of 3.1 million shares of common stock of the Company at a price to the public of $4.00 per share, and 3.1 million warrants to purchase shares of common stock of the Company at $4.00 per share at a price to the public of $0.10 per warrant (the "Warrants"). On December 15, 1997, Gaines, Berland Inc., which served as representative ("Representative") to the underwriters for the Public Offering, exercised its over-allotment option for an additional 465,000 shares of common stock and 465,000 warrants. The aggregate proceeds to the Company in the Public Offering were approximately $12.0 million, inclusive of the underwriter's over-allotment.

     The Company was incorporated in the State of Delaware on May 6, 1981. The executive offices of the Company are located at 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401. Its telephone number is (561) 820-9779, and its E-mail address is www.usey.com.

RECENT DEVELOPMENTS

     On August 18, 1997, the Company acquired American Enviro-Services, Inc., an Indiana corporation ("AES"), which specializes in the recycling of used motor and industrial oils, waste water treatment, environmental consulting, remediation services and Phase I, II and III environmental assessments. AES provides 24 hour emergency response services throughout Midwestern United States. The acquisition, which was accounted for under the purchase method of accounting, was made in exchange for 665,000 shares of the Common Stock and $150,000 in cash. The Company may consider additional acquisitions of companies in the environmental business in the future.

     AES will continue to operate as a wholly-owned subsidiary of the Company and will be the nucleus of a new division called USE-Environmental. Howard A. Nevins, the President of AES, has been elected to the Board of Directors of the Company and has been appointed Executive Vice President of the Company.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

NO SIGNIFICANT REVENUES; HISTORY OF LOSSES/UNCERTAIN PROFITABILITY; WORKING CAPITAL, CASH FLOW AND STOCKHOLDERS' EQUITY

     The Company has a history of losses substantially throughout its existence. To date, the Lehi Facility has not been operational. Although the Company believes that there may eventually be profit and cash flow from the Lehi Facility, there can be no assurances that this will occur. Although cash flow from the Plymouth cogeneration plant has begun, net revenue from the Plymouth investment is not expected until the year 2001. Due to a rate decrease on the electricity sold from its facility at Steamboat I, that facility is now operating at a loss.

     For the six month period ended July 31, 1997, the Company incurred a net loss of $496,000. At July 31, 1997, the Company had working capital of approximately $1.5 million and a stockholders' equity of approximately $7.4 million, mainly as a result of the Public Offering. There can be no assurance that the Company will ever be able to generate cash flows sufficient to meet its obligations and sustain operations.

LIMITED AVAILABLE CAPITAL; POSSIBLE NEED FOR ADDITIONAL FINANCING

     While the Company believes that its present working capital, together with current and anticipated cash flow from operations, including that of AES, will be sufficient to meet its anticipated cash requirements for the next twelve months, there is no assurance in this regard. Unless the Company generates cash flows from operations to fund its working capital needs, the Company will be required to obtain additional equity or debt financing to continue to operate its business. If the Company should require additional capital, there can be no assurance that such capital will be available to the Company, or if available, it would be on terms acceptable to the Company. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the operations of the Company, including the possible cessation of operations.

IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS.

     The Company's future growth strategy depends on its ability to identify and acquire appropriate companies in its existing lines of business, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.

RISKS ASSOCIATED WITH ACQUISITIONS.

     There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the

Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

PRIOR BANKRUPTCY

     In late 1986, the Company, then called Cogenic Energy Systems, Inc., was impaired by a $2,100,000 judgment resulting from a contractual dispute. Although ultimately settled, the protracted court case caused delays in planned expansion and sales and led to a serious cash shortage. In mid-1989, the Company filed for protection under Chapter 11 of the Bankruptcy Code and a Plan of Reorganization was confirmed by the bankruptcy court in 1993. All claims under Chapter 11 have since been paid and the Company has been discharged from bankruptcy.

EMERGING INDUSTRY; UNCERTAINTY OF MARKET ACCEPTANCE

     Although the cogeneration and IPP industries have been in existence for a number of years, they are still in their development stages. As is typically the case in an emerging industry, demand and market acceptance for their products and services are subject to a high level of uncertainty. The Company began developing new power projects after USF merged with the reorganized Cogenic Energy Systems, Inc. in November 1993, but has not yet commenced significant marketing activities and currently has limited power marketing experience as well as limited financial, personnel and other resources to undertake extensive marketing activities.

PROJECT DEVELOPMENT

     It is anticipated that certain types of projects, if undertaken, will require the Company to raise additional capital and there can be no assurance that such capital will be available on acceptable terms. The Company's ability to develop new projects, including the Reno Project, is also dependent on a number of other factors outside its control, including obtaining power agreements, governmental permits and approvals, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that the Company will be successful in doing so. In particular, the Reno Project is still in the planning and development stage and there are no contracts with any end users nor any governmental approvals. Project development is subject to environmental, engineering and construction risks. If additional financing is not available on acceptable terms, the Company may have to cancel, decline or defer new projects. Further, projects which are successfully developed may still face risks inherent in start-up businesses, such as lack of market acceptance.

ACQUISITION OF NEW COMPANY, NEW BUSINESS

     The Company's acquisition of AES on August 18, 1997 constitutes the entrance of the Company into the environmental business, which constitutes a new business segment. In addition to the operational risks inherent in the environmental business, which include the potential for ground water and soil contamination and the need to remediate such potential contamination, and the requirement to obtain and maintain numerous local and federal governmental permits and licenses, the Company also faces the risk that it will not successfully be able to integrate AES into the Company and consolidate the management and operations of the two entities.

REDUCTION IN REVENUE FROM STEAMBOAT GEOTHERMAL PROJECTS

     The power purchase agreements with Sierra Pacific Power Company ("Sierra") provided for price adjustments in December 1996 for Steamboat I and in December 1998 for Steamboat IA. Under the contracts, Steamboat LLC is required to sell power to Sierra for additional 10-year periods at the then-prevailing short-term avoided costs for electricity for Sierra. The new price for Steamboat I is substantially less than the previous contract rate. Although the Company's management is currently renegotiating its purchase agreement with Sierra, there is no assurance that future prices at which the electricity generated by both of the Steamboat Facilities may be sold will exceed the cost of production, or that Steamboat LLC will generate adequate cash flow from operations to meet its investing and financing requirements. Although the prices are variable and fluctuate, if a substantial reduction in power prices for Steamboat IA takes place in December 1998, the result would mean a further decrease in the amount of net earnings of Steamboat LLC which the Company will receive, which, depending on the extent of the price reductions, could result in the Company reflecting a net loss. However, the Company's management believes that more satisfactory earnings can potentially be obtained for the energy generated in the Steamboat Facilities through the successful completion of negotiations with Sierra, the reduction of costs through the renegotiating of the Steamboat Facilities' Operation and Maintenance Agreement, and/or as a result of efforts by the Company to develop other options for sales of both electricity and heat from the facilities. The Company believes it is in a position to obtain a satisfactory price for electricity generated in the Steamboat Facilities because (1) the existing contract with Sierra, which calls for "short term" avoided cost in the second 10 years, is subject to negotiation since no "short term" tariff has been recently published by Sierra with the State of Nevada regulatory authority; (2) even if published, "short term" rates may not be applicable to a 20 year (long term) contract; and (3) the Company is developing other options for sales of both electricity and heat from the facility, and heat is not subject to the power purchase contract. The Company, with other geothermal producers in Nevada who are similarly affected, have formed the Nevada Geothermal Industry Council, which is preparing to intervene in the current rate hearings before the Nevada Public Service Commission. No assurance can be given that such efforts will be successful.

     The Company allocated $1,000,000 from the proceeds of the Public Offering to provide capital for the potential acquisition of certain royalty interests and fund certain improvements to the Steamboat Facilities which are expected to result in higher electricity output. While negotiations with certain royalty owners have already begun, no agreements have yet been concluded. Additional royalty agreements, applying only to Steamboat I, call for payment of a total of 30% of the net revenue of Steamboat I after certain deductions. The resulting effect on the net income of Steamboat LLC and on the Company's after-tax income will depend on the other elements of power sales revenues outlined above. Assuming the reduction in income from power sales discussed above, and the buyout of no royalty interests, the cost of these net revenue royalties could be in the range of $50,000 to $100,000 annually. The Company expects the Steamboat Facilities to generate sufficient revenues to make any royalty payments required. Negotiations with these interests have also already begun, but no assurance can be given that the negotiations will produce successful results.

RELIANCE ON EXECUTIVE OFFICERS

     The Company is dependent upon its executive officers and key employees, particularly its President and Chief Executive Officer, Richard H. Nelson. The unexpected loss of the services of Mr. Nelson could have a detrimental effect on the Company. Although the Company plans to add additional full-time employees, the Company presently has only seven full-time employees, exclusive of employees of AES, and contracts with independent contractors for the conduct of certain engineering, accounting, administrative and legal functions. The Company has obtained $1,000,000 of key man insurance on Mr. Nelson.

     The Company is also dependent on its Executive Vice President, Howard Nevins, who is in charge of the Company's Environmental Division. The Company has limited experience in running environmental businesses, and therefore relies heavily on the continued employment and services of Mr. Nevins. The unexpected loss of the services of Mr. Nevins could have a detrimental effect on the Company. The Company is in the process of obtaining key man insurance on Mr. Nevins.

GENERAL OPERATING RISKS

     The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. Although the facilities in which the Company is or will be involved contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility from performing under applicable power agreements. The development and operation of geothermal energy resources are subject to risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves, and operational factors relating to the extraction of fluids, including operating expenses, energy price levels, and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, the Company estimates the productivity of the geothermal resource and the expected decline in such productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired.

GOVERNMENTAL REGULATION

     Under present federal law, the Company is not and will not be subject to regulation as a holding company under the Public Utility Holding Company Act of 1935 as long as each power plant in which it has an interest is a qualifying facility ("QF") under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). A QF that is a cogeneration facility must produce not only electricity but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. Under PURPA, a regulated public electric utility company must purchase electricity at its avoided cost from an IPP which has QF status. QF status is granted to IPP's which use fossil fuel in a manner which allows for recovery and use of a certain percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. QF status is also granted to IPP's which use renewable energy sources such geothermal, hydro, solar, wind, and waste products without regard to heat recovery. An IPP using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its QF status. The regulated public electric utility company, which may have been required to purchase electricity from the IPP, could thereafter refuse to purchase such electricity. IPP's which have QF status, and which are not fossil fuel driven, are not subject to efficiency standards regarding QF status.

     Prior to resuming operations, the Lehi Facility may be required to obtain a permit to authorize the discharge of oil into the city sewer system, which permit may limit the authorized levels of such discharge. Additionally, before the Lehi Facility can become operative, it is required to install a continuous emissions monitor ("CEM"). Although the Company intends to install a CEM, there can be no assurance that it will be able to do so.

     The construction and operation of power generation facilities, as well as the operation of an environmental business, require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While the Company believes that it (including AES) is in substantial compliance with all applicable rules and regulations and that the projects and businesses in which it is involved have the requisite approvals for existing operations and are operated in accordance with applicable laws, the operations of the Company and its projects, including those of AES and its businesses, remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect would not be adopted or revised, nor can there be any assurance that the Company (or AES individually) will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, for the Company, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition. Should the Company be unable to obtain or maintain any particular permit or license, it would be forced to suspend certain of its current business activities.

ENVIRONMENTAL RISKS

     As is the case in all power projects, strict environmental regulations established by federal, state and local authorities involving air and other emissions must be met. While the Company takes every precaution to insure that such regulations are met at all times, and projects are not entered into which do not or cannot meet such regulations, there is no assurance that such regulations can always be met. Should a condition occur in which emissions standards at a specific project fall below allowable standards, there could be costs involved in remediating such conditions. Additionally, as with all industrial sites, there are standards for the safe handling of fuels and chemicals which must be met. Again, the Company takes every precaution to insure such standards are met. Exigencies may occur -- a fuel spillage for example -- which would require remediation with attendant costs.

     Areas in which the Company has acquired geothermal projects are subject to frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While such power generation facilities are built to withstand relatively significant levels of seismic disturbance, and the Company believes it will be able to maintain adequate insurance protection, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will continue to be available on commercially reasonable terms.

     The operation of the Company's environmental business is subject to certain federal state and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for the Company's environmental activities and these permits are subject to revocation, modification and renewal. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United states Department of Labor. In addition, certain of the Company's environmental activities that traverse state boundaries could be adversely affected if the federal government or on affected state limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the transport, within state boundaries, of materials collected outside of the state.

UNCERTAINTY OF COMPETITIVE ENVIRONMENT

     In addition to competition from electric utilities in the markets where the Company's projects are located, the Company also faces competition from approximately 150 companies currently involved in the cogeneration and independent power market throughout the United States. Virtually all of these companies are larger and better financed than the Company. Although the Company believes that it will be entering segments of the marketplace where it will not face extensive competition, there is no assurance that it will be able to do so, and it will thereby be disadvantaged if it has to compete with the larger and better financed companies. The entire industry also may face competition from existing investor-owned utility companies and may be adversely affected by the prices charged by such companies for conventional energy sources, which, in turn, are affected by inflation and availability of fossil fuel.

INSURANCE

     Although the Company maintains insurance of various types to cover many of the risks that apply to its operations, including $2,000,000 of general liability insurance as well as separate insurance for each project and separate insurance for the operations of AES, the Company's planned insurance will not cover every potential risk associated with its operations. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

EFFECT OF WARRANTS, OPTIONS AND CONVERTIBLE SECURITIES OUTSTANDING

     As of September 23, 1997, the Company had outstanding options and warrants which provide for the purchase of an aggregate of 4,920,350 shares of Common Stock at prices ranging from $3.625 to $16.00 per share. This includes 3,565,000 warrants issued in the Public Offering (including the warrants issued in the underwriter's over-allotment option, which was exercised in full). It also includes private warrants for 125,000 shares of Common Stock issued in a debenture conversion effected at the time of the Public Offering. 109,375 additional shares of Common Stock are issuable upon conversion of the remaining convertible debentures. Additionally, in connection with the Public Offering, the underwriters' representative (the "Representative") was granted an option to purchase 310,000 shares of Common Stock at $6.60 per share and 310,000 warrants at $.165 per warrant. This purchase option has not been exercised as of the date of this Prospectus. These potential issuances of Common Stock, totaling 5,649,725 shares, would have a dilutive effect on the Company's stockholders by decreasing their percentage ownership in the Company. Moreover, the holders of such securities would be most likely to exercise or convert such securities at a time when the Company could obtain capital by a new offering of securities on terms more favorable than those provided by such securities. Consequently, the terms on which the Company could obtain additional capital may be adversely affected.

POSSIBLE RULE 144 SALES

     Of the 5,010,620 shares of Common Stock outstanding as of September 23, 1997, 823,522 are "restricted securities" or "control securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemption provided by Rule 144. Under Rule 144 as currently in effect, 147,092 shares are currently eligible for sale, subject to the volume limitations of Rule 144. The 665,000 shares issued in the Company's acquisition of AES, and registered hereby, were restricted when issued and as of September 23, 1997. The foregoing does not give effect to any shares issuable on exercise of outstanding options and warrants. The effect of the offer and sale of such shares may be to depress the market price for the Company's Common Stock.

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS; STAGGERED BOARD

     The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, preventing stockholders from receiving a premium for their shares over the then-current market prices.

     The Delaware General Corporation Law includes provisions which are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's directors rather than pursue non-negotiated takeover attempts. These existing takeover provisions may have a significant effect on the ability of a stockholder to benefit from certain kinds of transactions that may be opposed by the incumbent directors.

     The Company, by a majority vote of its stockholders at its 1997 Annual Meeting of stockholders, amended its Certificate of Incorporation to provide for a staggered Board of Directors. A staggered Board may be deemed to have an anti-takeover effect since it may create, under certain circumstances, an impediment which would frustrate persons seeking to effect a takeover or otherwise gain control of the Company. A possible acquiror may not proceed with a tender offer because it would be unable to obtain control of the Company's Board for a period of at least two years. No more than one-third of the sitting Board would be up for election at any annual meeting of Stockholders.

QUALIFICATION REQUIREMENTS FOR NASDAQ SECURITIES, RISKS OF LOW-PRICED SECURITIES

     Although the Company has satisfied the Nasdaq SmallCap listing criteria and the Common Stock trades on the Nasdaq SmallCap Market, there can be no assurance that the Company will be able to continue to meet the required standards once it is listed. If it should fail to meet one or more of such standards, its securities would be subject to deletion from Nasdaq. If this should occur, trading, if any, in the Common Stock would then be conducted in the over-the-counter market on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Company's securities cease to be quoted on Nasdaq and the Company fails to meet certain other criteria, they would be subject to Commission rules that impose additional practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must provide the customer with current bid and offer quotations for the securities, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each such security held in the customer's account. In addition, prior to effecting a transaction in such a security the broker-dealer must deliver a standardized risk disclosure document prepared by the Commission that provides information about low-priced securities and the nature and level of risks in the market for such securities. Consequently, if the Company's securities were no longer quoted on Nasdaq, these rules may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers hereby to sell their securities in the secondary market.

LIMITATIONS ON REPRESENTATIVE'S MARKET MAKING ACTIVITIES

     The Representative has the right to act as the Company's agent in connection with any future solicitation of warrant holders to exercise their warrants. Unless granted an exemption by the Commission from Rule 10b-6 promulgated under the Exchange Act, the Representative will be prohibited, during certain periods when warrants are exercisable, from engaging in any market-making activities with regard to the Company's securities until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for soliciting the exercise of warrants. Warrants are not exercisable until December 2, 1997. As a result, the Representative may be unable to continue to provide a market for the Company's securities during certain periods while warrants are exercisable. Such limitations could impair the liquidity and market prices of the Common Stock and warrants.

DIVIDENDS UNLIKELY

     The Company has never declared or paid dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

LIMITED LIABILITY OF DIRECTORS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be liable to the corporation or its stockholders for expenses incurred in derivative or third party actions arising from a breach of their fiduciary duty as directors, except in certain circumstances. Accordingly, except in such circumstances, the Company's directors will not be liable to the Company or its stockholders for breach of such duty.

                                USE OF PROCEEDS

     This Prospectus relates to the Shares being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the Offering, and the aggregate number of shares of Common Stock registered hereby to be offered for each Selling Shareholder's account. Because the Selling Shareholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Shareholder may retain upon completion of the Offering. All of the 716,430 Shares offered are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                             SHARES OF COMMON       SHARES OF COMMON
                                                            STOCK BENEFICIALLY     STOCK TO BE OFFERED
                                                              OWNED PRIOR TO         FOR THE SELLING
SELLING SHAREHOLDER                                            THE OFFERING       SHAREHOLDER'S ACCOUNT
-------------------                                         ------------------   -----------------------
Howard A. Nevins(1).......................................        238,000                238,000
G. Henri Meijer(2)........................................        238,000                238,000
Kevin J. Schroeder(3).....................................         49,000                 49,000
R. Michael Harris, as Trustee of the R. Michael Harris
  Revocable Trust U/T/A July 1, 1990......................         70,000                 70,000
Energy Enterprises, LLC...................................         70,000                 70,000
Financial Research Associates, Inc........................         11,430                 11,430
Barry Minsky(4)...........................................         40,000                 40,000

---------------

(1) Howard A. Nevins is the Executive Vice President of the Company and sits on the Company's Board of Directors. Prior to the Company's acquisition of AES on August 18, 1997, Mr. Nevins was President and Director of AES.
(2) G. Henri Meijer is the Manager of the Company's Environmental Division. Prior to the Company's acquisition of AES, Mr. Meijer was Secretary/Treasurer and Director of AES.
(3) Kevin J. Schroeder was Vice President and Director of AES prior to the Company's acquisition of AES.
(4) The shares being registered for resale by Mr. Minsky are shares of Common Stock underlying presently exercisable options held by Mr. Minsky.

     As of September 23, 1997, the Company had approximately 5,010,620 shares of Common Stock outstanding.

     The Selling Shareholders intend to sell all or a portion of the Shares offered hereby from time to time on the Nasdaq SmallCap Market and such sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     There can be no assurance that the Selling Shareholders will sell any or all of the Shares of Common Stock registered hereunder.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the Nasdaq SmallCap Market, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Shareholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If the Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on the Nasdaq SmallCap Market immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M of the Exchange Act. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for by the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries, as of January 31, 1997 and for each of the fiscal years ended January 31, 1997 and January 31, 1996, incorporated by reference in this Prospectus and the Registration Statement have been audited by Richard A. Eisner & Company LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred in connection with the Offering:

                                                              AMOUNT*
                                                              -------
Securities and Exchange Commission Registration Fee.........  $   747
Printing Expenses...........................................    5,000
Legal Fees and Expenses.....................................   10,000
Accounting Fees and Expenses................................    5,000
Miscellaneous...............................................      253
                                                              -------
          Total.............................................  $21,000
                                                              =======

---------------

* Estimated, except Securities and Exchange Commission Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the provisions of the General Corporation Law of the State of Delaware (the "Act"), the Registrant's Certificate of Incorporation requires indemnification of Directors and Officers of the Company to the fullest extent provided by Section 145 of the Act, and also provides that such rights to indemnification are not exclusive of any other right to which Directors and Officers may otherwise be entitled.

     In addition to the above-described provisions, Section 145 of the Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he acted in good faith, and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a person in respect of a claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification or such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the Act requires a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred by him when he is successful in his defense on the merits or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. EXHIBITS

EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
 2.1       --   Merger Agreement by and between U.S. Energy Systems, Inc.
                AES Merger Corp., American Enviro Services, Inc., and the
                Shareholders of American Enviro-Services, dated as of August
                4, 1997.******
 3.1       --   Amended and Restated Certificate of Incorporation of the
                Company filed with the Secretary of State of Delaware
 3.2       --   By-Laws of the Company**
 3.3       --   Articles of Organization of Steamboat Envirosystems, L.C.*
 4.1       --   Specimen Stock Certificate*
 4.2       --   Form of Warrant*
 4.3       --   Form of Warrant Agreement*
 4.4       --   Form of Representative's Purchase Option*
 5.1       --   Opinion of Akerman, Senterfitt & Eidson, P.A., counsel to
                the Company

EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
10.1       --
                Plan of Reorganization of Cogenic Energy Systems, Inc.**
10.2       --   18% Convertible Subordinated Debenture due 2004**
10.3       --   Employment Agreement, dated as of November 11, 1993, between the Company and Richard Nelson**
10.3(a)    --   Amendment to Employment Agreement between October 15, 1996**
10.4       --   Employment Agreement, dated as of December 11, 1993, between the Company and Theodore Rosen**
10.4(a)    --   Amendment to Employment Agreement between the Company and
                Theodore Rosen dated October 15, 1996*
10.5       --   Purchase Agreement, dated as of January 24, 1994, between
                Lehi Co-Gen Associates, L.C. and Lehi Envirosystems, Inc.**
10.6       --   Operating Agreement among Far West Capital, Inc., Suma
                Corporation and Lehi Envirosystems, Inc. dated January 24,
                1994*
10.7       --   Form of Purchase and Sale Agreement between Far West
                Capital, Inc., Far West Electric Energy Fund, L.P., 1-A
                Enterprises, the Company and Steamboat LLC*
10.8       --   Form of Operation and Maintenance Agreement between
                Steamboat LLC and S.B. Geo, Inc.*
10.9       --   Letter Agreement, dated as of November 8, 1994, between the
                Company, PSC Cogeneration Limited Partnership, Central
                Hudson Cogeneration, Inc. and Independent Energy Finance
                Corporation*
10.10      --   Agreement among the Company, Plymouth Envirosystems, Inc.,
                IEC Plymouth, Inc. and Independent Energy Finance
                Corporation dated November 16, 1994*
10.11      --   Amended and Restated Agreement of Limited Partnership of
                Plymouth Cogeneration Limited Partnership among PSC
                Cogeneration Limited Partnership, Central Hudson
                Cogeneration, Inc. and Plymouth Envirosystems, Inc. dated
                November 1, 1994*
10.12      --   Amended and Restated Agreement of Limited Partnership of PSC
                Cogeneration Limited Partnership among IEC Plymouth, Inc.,
                Independent Energy Finance Corporation and Plymouth
                Envirosystems, Inc. dated December 28, 1994*
10.13      --   Purchase and Sale Agreement, dated as of December 31, 1995, between the Company, Far West Capital, Inc., Far West
                Electric Energy Fund, L.P., 1-A Enterprises and Steamboat
                Envirosystems, LLC*
10.13(a)   --   Letter Agreement, dated September 25, 1996, between the
                Company and Far West Capital, Inc.*
10.14      --   Joint Development Memorandum of Intent dated September 20,
                1994, between the Company and Cowen Partnership*
10.15      --   Agreement dated May 4, 1995 between the Company and Indus
                LLC*
10.16      --   Security Agreement and Financing Statement among the
                Company, Lehi Envirosystems, Inc., Plymouth Envirosystems,
                Inc. and Anchor Capital Company, LLC dated June 14, 1995, as amended*
10.17      --   Stock Pledge Agreement among Richard H. Nelson, Theodore
                Rosen, Anchor Capital Company, LLC and the Company dated
                June 14, 1995*
10.18      --   Loan Agreement among the Company, Lehi Envirosystems, Inc.,
                Plymouth Envirosystems and Solvation, Inc. dated as of
                December 15, 1995, as amended*
10.19      --   Pledge Agreement between the Company and Solvation, Inc.
                dated as of December 15, 1995*
10.20      --   Lease dated September 1, 1995 between the Company and
                Gaedeke Holdings, Ltd.*
10.21      --   Documents related to Private Placement*
10.21(a)   --   Certificate of Designations*
10.22      --   Purchase Agreement between the Company and Westinghouse
                Electric Corporation dated as of November 6, 1995 and
                amendments thereof*
10.23      --   Letter of intent to the Company from Bluebeard's Castle,
                Inc. dated August 8, 1996*
10.24      --   Form of Joint Venture Agreement among the Company and
                Bluebeard's Castle, Inc. and Bluebeard Hilltop Villas dated as of August 6, 1996*

EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
10.25(a)   --
                Long-Term Agreement for the Purchase and Sale of Electricity
                Between Sierra Pacific Power Company and Far West Capital,
                Inc. dated October 29, 1988*
10.25(b)   --   Assignment of Interest, dated December 10, 1988 by and
                between Far West Capital, Inc. and 1-A Enterprises*
10.25(c)   --   Letter dated August 18, 1989 by Gerald W. Canning, Vice
                President of Electric Resources, consenting to the
                Assignment of Interest on behalf of Sierra Pacific Power
                Company*
10.26(a)   --   Agreement for the Purchase and Sale of Electricity, dated as of November 18, 1983 between Geothermal Development
                Associates and Sierra Pacific Power Company*
10.26(b)   --   Amendment to Agreement for Purchase and Sale of Electricity,
                dated March 6, 1987, by and between Far West Hydroelectric
                Fund, Ltd. and Sierra Pacific Power Company*
10.27      --   Loan and Option Agreement dated August, 1996 by and among
                NRG Company, LLC and Reno Energy, LLC and ART, LLC and FWC
                Energy, LLC, and amendments thereto*
10.28      --   Promissory Note dated August 9, 1996 for $300,000 from Reno
                Energy, LLC to NRG Company, LLC*
10.29      --   Letter of Intent dated July 15, 1996 on behalf of Reno
                Energy, LLC*
10.30      --   Limited Liability Company Operating Agreement of NRG
                Company, LLC dated as of September 8, 1996, and amendments thereto*
10.31      --   Form of Limited Liability Company Operating Agreement of
                Steamboat, Envirosystems, L.C. dated as of October   , 1996*
10.32      --   Form of Debenture Conversion Agreement*
10.33(a)   --   First Amended and Restated Loan and Option Agreement, dated
                April 9, 1997, by and between USE Geothermal LLC, and Reno
                Energy LLC, ART, LLC and FWC Energy, LLC***
10.33(b)   --   Note in the amount of $1,200,000, dated as of April 9, 1997, made by Reno Energy LLC in favor of USE Geothermal LLC****
10.33(c)   --   Security Agreement, dated as of April 9, 1997, made by Reno
                Energy LLC in favor of USE Geothermal LLC****
10.33(d)   --   Form of Security Agreement and Collateral Assignment,
                entered into by and between USE Geothermal LLC and both FWC
                Energy LLC and ART LLC****
10.33(e)   --   Guaranty Agreement, dated as of April 9, 1997, made by FWC
                Energy LLC and ART LLC in favor of USE Geothermal LLC****
10.34      --   1996 Stock Option Plan*****
10.35      --   Employment Agreement, dated as of March 1, 1997, between the
                Company and Terrence Page*****
10.36      --   Form of 9% Convertible Subordinated Secured Debenture due
                2004**
10.37      --   Form of Employment agreement by and between U.S. Energy
                Systems, Inc. and Howard Nevins.******
21.1       --   Subsidiaries of the Company
23.1       --   Consent of Richard A. Eisner & Company, LLP, independent
                auditors of the Company

---------------

      * Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-94612).
     ** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1994 (File No. 0-10238).
   *** Incorporated by reference to the Company's Quarterly Report on Form
       10-QSB for the quarter ended July 31, 1996 (File No. 0-10238).
  **** Incorporated by reference to the Company's Current Report on Form 8-K filed on April 24, 1997 (File No. 0-10238).
 ***** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1997 (File No. 0-10238).
****** Incorporated by reference to the Company's Current Report on Form 8-K filed on August 22, 1997

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which offers or sales securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

             (iii) Include any material information with respect to the plan of distribution.

     Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, U.S. Energy Systems, Inc. (the "Registrant") certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 24th day of September, 1997.

                                          U.S. ENERGY SYSTEMS, INC.

                                          By:     /s/ SEYMOUR J. BEDER
                                            ------------------------------------
                                                      Seymour J. Beder
                                               Secretary, Treasurer and Chief
                                                      Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Nelson and Seymour J. Beder as his true and lawful attorneys-in-fact and agents with each having full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in their capacities on the date indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ THEODORE ROSEN                    Chairman of the Board         September 24, 1997
-----------------------------------------------------
                   Theodore Rosen

                /s/ RICHARD H. NELSON                  President, Chief Executive    September 24, 1997
-----------------------------------------------------    Officer and Director
                  Richard H. Nelson                      (principal executive
                                                         officer)

                /s/ SEYMOUR J. BEDER                   Secretary, Treasurer and      September 24, 1997
-----------------------------------------------------    Chief Financial Officer
                  Seymour J. Beder                       (principal financial and
                                                         accounting officer)

                /s/ HOWARD A. NEVINS                   Executive Vice President and  September 24, 1997
-----------------------------------------------------    Director
                  Howard A. Nevins

                   /s/ EVAN EVANS                      Director                      September 24, 1997
-----------------------------------------------------
                     Evan Evans

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                  /s/ TODD GOODWIN                     Director                      September 24, 1997
-----------------------------------------------------
                    Todd Goodwin

                /s/ ALLEN J. ROTHMAN                   Director                      September 24, 1997
-----------------------------------------------------
                  Allen J. Rothman

                                      II-7